Tatum, LLC

                Interim Part - Time Executive Services Agreement


March 17, 2006

Bruce A. Kehr, MD
Chairman and Chief Executive Officer
InforMedix
Georgetowne Office Park
5880 Hubbard Drive
Rockville, MD 20852

Dear Dr. Kehr:

Tatum, LLC ("Tatum") understands that InforMedix ("the Company") desires to engage a partner of Tatum to serve as interim part-time chief financial officer. This Interim Part -Time Executive Services Agreement sets forth the conditions under which such services will be provided.

Services; Fees

Tatum will make available to the Company Larry D. Grant (the "Tatum Partner"), who will serve as chief financial officer of the Company. The Tatum Partner will become an employee and, if applicable, a duly elected or appointed officer of the Company and subject to the supervision and direction of the CEO of the Company, the board of directors of the Company, or both. Tatum will have no control or supervision over the Tatum Partner.

The Tatum Partner will work two (2) days per work week (or 40% of full time equivalency) for which the Company will pay the Tatum Partner directly a salary of $10,800 per month ("Salary"), so long as the Company utilizes the Tatum Partner for at least three consecutive months under this agreement ("Minimum Period"). In the event that the Company elects to terminate this agreement prior to the Minimum Period, than the Company will be obligated to retroactively adjust the Salary to $12,000 per month, and shall immediately pay the Tatum Partner the "make-up" differential for the relevant short-period for which services were provided.

In addition, the Company will pay directly to Tatum a fee of $2,700 a month ("Fees") as partial compensation for resources provided so long as the Company utilizes the Tatum Partner for at least three consecutive months under this agreement. In the event that the Company elects to terminate this agreement prior to the Minimum Period, than the Company will be obligated to retroactively adjust the Fees to $3,000 per month, and shall immediately pay Tatum the "make-up" differential for the relevant short-period for which services were provided.

The Company will have no obligation to provide the Tatum Partner any health or major medical benefits, stock, or bonus payments. The Tatum Partner will remain on his or her current medical plan.

Payments; Deposit

Payments to Tatum should be made by direct deposit through the Company's payroll, or by an automated clearing house ("ACH") payment at the same time as payments are made to the Employee. If such payment method is not available and payments are made by check, Tatum will issue invoices to the Company, and the Company agrees to pay such invoices no later than ten (10) days after receipt of invoices.

The Company will reimburse the Tatum Partner directly for out-of-pocket expenses incurred by the Tatum Partner in providing services hereunder to the same extent that the Company is responsible for such expenses of senior managers of the Company.

Company agrees to pay Tatum and to maintain a security deposit of $13,500 for the Company's future payment obligations to both Tatum and the Tatum Partner under this agreement (the "Deposit"). If the Company breaches this agreement and fails to cure such breach as provided in this agreement, Tatum will be entitled to apply the Deposit to its damages resulting from such breach. Upon termination or expiration of this agreement, Tatum will return to the Company the balance of the Deposit remaining after application of any amounts to unfulfilled payment obligations of the Company to Tatum or the Tatum Partner as provided for in this agreement.

Converting Interim to Permanent

The Company will have the opportunity to make the Tatum Partner a permanent member of Company management at any time during the term of this agreement by entering into another form of Tatum agreement, the terms of which will be finalized at such time, but which include the following general terms:

1. The Company will pay Tatum a 25% cash fee at the date of such new agreement, calculated as a percent of 1st year normalized annualized cash compensation (annual base salary and annual cash bonus potential, both of which are to be negotiated);

2. The Company will pay Tatum $1,000 per month as an additional resource fee, so long as the Tatum Partner is permanently employed and/or paid a monthly severance amount related to the permanent employment;

3. The Tatum Partner will allocate 15%, to Tatum on a derivative basis, any proceeds arriving from any equity instruments issued by the Company to the Tatum Partner as part of his or her permanent compensation agreement.

Hiring Tatum Partner Outside of Agreement

During the twelve (12)-month period following termination or expiration of this agreement, other than in connection with another Tatum agreement, the Company will not employ the Tatum Partner, or engage the Tatum Partner as an independent contractor, to render services of substantially the same nature as those to be performed by the Tatum Partner as contemplated by this agreement. The parties recognize and agree that a breach by the Company of this provision would result in the loss to Tatum of the Tatum Partner's valuable expertise and revenue potential and that such injury will be impossible or very difficult to ascertain. Therefore, in the event this provision is breached, Tatum will be entitled to receive as liquidated damages an amount equal to forty-five percent (45%) of the Tatum Partner's Annualized Compensation (as defined below), which amount the parties agree is reasonably proportionate to the probable loss to Tatum and is not intended as a penalty. If, however, a court or arbitrator, as applicable, determines that liquidated damages are not appropriate for such breach, Tatum will have the right to seek actual damages. The amount will be due and payable to Tatum upon written demand to the Company. For this purpose, "Annualized Compensation" will mean monthly Salary equivalent to what the Tatum Partner would receive on a full-time basis multiplied by twelve (12), plus the maximum amount of any bonus for which the Tatum Partner was eligible with respect to the then current bonus year.


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

Term & Termination

Effective upon thirty (30) days' advance written notice, either party may terminate this agreement, such termination to be effective on the date specified in the notice, provided that such date is no earlier than thirty (30) days after the date of delivery of the notice. Tatum will continue to render services and will be paid during such notice period.

Tatum retains the right to terminate this agreement immediately if (1) the Company is engaged in or asks the Tatum Partner to engage in or to ignore any illegal or unethical activity, (2) the Tatum Partner dies or becomes disabled,
(3) the Tatum Partner  ceases to be a partner of Tatum for any other reason,  or
(4) upon written notice by Tatum of non-payment by the Company of amounts due under this agreement. For purposes of this agreement, disability will be as defined by the applicable policy of disability insurance or, in the absence of such insurance, by Tatum's management acting in good faith.

In the event that either party commits a breach of this agreement, other than for reasons described in the above paragraph, and fails to cure the same within seven (7) days following delivery by the non-breaching party of written notice specifying the nature of the breach, the non-breaching party will have the right to terminate this agreement immediately effective upon written notice of such termination.

Insurance

To the extent the Company has directors' and officers' liability insurance in effect, the Company will provide such insurance coverage for the Tatum Partner, along with written evidence to Tatum or the Tatum Partner that the Tatum Partner is covered by such insurance.

Furthermore, the Company will maintain such insurance coverage with respect to occurrences arising during the term of this agreement, at the same level as provided for the Directors, including any extended reporting period, or "tail," policy.

Disclaimers, Limitations of Liability & Indemnity

Tatum assumes no responsibility or liability under this agreement other than to render the services called for hereunder and will not be responsible for any action taken by the Company in following or declining to follow any of Tatum's advice or recommendations. Tatum represents to the Company that Tatum has conducted its standard screening and investigation procedures with respect to the Tatum Partner becoming a partner in Tatum, and the results of the same were satisfactory to Tatum. Tatum disclaims all other warranties, either express or implied. Without limiting the foregoing, Tatum makes no representation or warranty as to the accuracy or reliability of reports, projections, forecasts, or any other information derived from use of Tatum's resources, and Tatum will not be liable for any claims of reliance on such reports, projections, forecasts, or information. Tatum will not be liable for any non-compliance of reports, projections, forecasts, or information or services with federal, state, or local laws or regulations. Such reports, projections, forecasts, or information or services are for the sole benefit of the Company and not any unnamed third parties.

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

In the event that any partner of Tatum (including without limitation the Tatum Partner to the extent not otherwise entitled in his or her capacity as an officer of the Company) is subpoenaed or otherwise required to appear as a witness or to provide evidence in connection with any action, suit, or other proceeding initiated by a third party or by the Company against a third party, then the Company shall reimburse Tatum for the reasonable costs and expenses (including reasonable attorneys' fees) actually incurred by Tatum or such partner. Further, the Company shall provide Tatum with compensation at Tatum's customary rates which shall not materially differ from the rates included in this agreement, prorated, for the time incurred.

The Company agrees that, with respect to any claims the Company may assert against Tatum in connection with this agreement or the relationship arising hereunder, Tatum's total liability will not exceed two (2) months of Fees.

As a condition for recovery of any liability, the Company must assert any claim against Tatum within three (3) months after discovery or one-hundred eighty
(180) days after the termination or expiration of this agreement, whichever is earlier.

Tatum will not be liable in any event for incidental, consequential, punitive, or special damages, including without limitation, any interruption of business or loss of business, profit, or goodwill.

Arbitration

If the parties are unable to resolve any dispute arising out of or in connection with this agreement, either party may refer the dispute to arbitration by a single arbitrator selected by the parties according to the rules of the American Arbitration Association ("AAA"), and the decision of the arbitrator will be final and binding on both parties. Such arbitration will be conducted by the Atlanta, Georgia, office of the AAA. In the event that the parties fail to agree on the selection of the arbitrator within thirty (30) days after either party's request for arbitration under this paragraph, the arbitrator will be chosen by AAA. The arbitrator may in his discretion order documentary discovery but shall not allow depositions without a showing of compelling need. The arbitrator will render his decision within ninety (90) days after the call for arbitration. The arbitrator will have no authority to award punitive damages. Judgment on the award of the arbitrator may be entered in and enforced by any court of competent jurisdiction. The arbitrator will have no authority to award damages in excess or in contravention of this agreement and may not amend or disregard any provision of this agreement, including this paragraph. Notwithstanding the foregoing, either party may seek appropriate injunctive relief from a court of competent jurisdiction, and either party may seek injunctive relief in any court of competent jurisdiction.


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

Miscellaneous

Tatum will be entitled to receive all reasonable costs and expenses incidental to the collection of overdue amounts under this Resources Agreement, including but not limited to attorneys' fees actually incurred.

Neither the Company nor Tatum will be deemed to have waived any rights or remedies accruing under this agreement unless such waiver is in writing and signed by the party electing to waive the right or remedy. This agreement binds and benefits the respective successors of Tatum and the Company.

Neither party will be liable for any delay or failure to perform under this agreement (other than with respect to payment obligations) to the extent such delay or failure is a result of an act of God, war, earthquake, civil disobedience, court order, labor dispute, or other cause beyond such party's reasonable control.

The provisions concerning payment of compensation and reimbursement of costs and expenses, limitation of liability, directors' and officers' insurance, and arbitration will survive the expiration or any termination of this agreement.

This agreement will be governed by and construed in all respects in accordance with the laws of the State of Georgia, without giving effect to conflicts-of-laws principles.

The terms of this agreement are severable and may not be amended except in writing signed by the party to be bound. If any portion of this agreement is found to be unenforceable, the rest of the agreement will be enforceable except to the extent that the severed provision deprives either party of a substantial benefit of its bargain.

Nothing in this agreement shall confer any rights upon any person or entity other than the parties hereto and their respective successors and permitted assigns and the Tatum Partner.

Each person signing below is authorized to sign on behalf of the party indicated, and in each case such signature is the only one necessary.

Bank Lockbox Mailing Address for Deposit and Fees:

Tatum, LLC
P.O. Box 403291
Atlanta, GA  30384-3291
Electronic Payment Instructions for Deposit and Fees:

         Bank Name:  Bank of America
         Branch:  Atlanta
         Routing Number:                For ACH Payments:  061 000 052
                                        For Wires: 026 009 593
         Account Name: Tatum, LLC
         Account Number: 003 279 247 763
         Please reference InforMedix in the body of the wire.


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

Please sign below and return a signed copy of this letter to indicate the Company's agreement with its terms and conditions.


We look forward to serving you.


Sincerely yours,


TATUM, LLC                              Acknowledged and agreed by:

                                        InforMedix

/s/ Robert P. Hostetler                 /s/ Bruce A. Kehr
                                        ----------------------------
Signature                               Signature

Robert P. Hostetler
Area Managing Partner for TATUM, LLC    Bruce A. Kehr, MD
                                        Chairman and CEO

                                        March 17, 2006
                                        ----------------------------
                                        (Date)


                                        March 17, 2006
                                        ----------------------------
                                        (Date)



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